Exhibit 99(a)

Esurance Insurance Services, Inc.

401(k) Plan

Financial Statements

December 31, 2009 and 2008

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

Financial Statements and Supplemental Schedules

December 31, 2009 and 2008

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits	3
Statements of Changes in Net Assets Available for Benefits	4
Notes to Financial Statements	5

Supplemental Schedules as of and for the year ended December 31, 2009	13

Schedule H, Line 4a - Schedule of Delinquent Participant Contributions
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and

Plan Administrator of the

Esurance Insurance Services, Inc.

401(k) Plan

We have audited the financial statements of the Esurance Insurance Services, Inc. 401(k) Plan (the Plan) as of December 31, 2009 and 2008, and for the years then ended, as listed in the accompanying table of contents.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Plan’s internal control over financial reporting.  Our audits included consideration over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules, as listed in the accompanying table of contents, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Mohler, Nixon & Williams
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California

June 17, 2010

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2009	2008

Assets:
Investments, at fair value	$28,336,615	$17,667,722
Participant loans	1,218,222	823,313

Assets held for investment purposes	29,554,837	18,491,035

Employer’s contribution receivable	2,935	2,566
Participants’ contributions receivable	53	885
Earnings receivable	—	26

Total assets	29,557,825	18,494,512

Liabilities:
Excess contributions refundable	58,809	76,919

Net assets available for benefits at fair value	29,499,016	18,417,593

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(11,239)	243,799

Net assets available for benefits	$29,487,777	$18,661,392

See notes to financial statements.

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years ended
	December 31,
	2009	2008

Additions to net assets attributed to:
Investment income:
Dividends and interest	$307,117	$454,598
Net realized and unrealized appreciation (depreciation) in fair value of investments	5,196,493	(7,846,639)

Net investment income (loss)	5,503,610	(7,392,041)

Contributions:
Employer’s	1,853,406	1,762,137
Participants’	5,196,690	5,570,443

Total contributions	7,050,096	7,332,580

Total net additions (subtractions)	12,553,706	(59,461)

Deductions from net assets attributed to:
Withdrawals and distributions	1,760,797	1,110,563
Administrative expenses	61,101	26,176

Total deductions	1,821,898	1,136,739
Net increase (decrease) prior to transfers	10,731,808	(1,196,200)

Transfer of assets into the Plan	94,577	—

Net increase (decrease) in net assets	10,826,385	(1,196,200)

Net assets available for benefits:
Beginning of year	18,661,392	19,857,592

End of year	$29,487,777	$18,661,392

See notes to financial statements.

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1 - THE PLAN AND ITS SIGNIFICANT ACCOUNTING POLICIES

General - The following description of the Esurance Insurance Services, Inc. 401(k) Plan (the Plan) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan that was established in 2000 by Esurance Inc. (the Company) to provide benefits to eligible employees, as defined in the Plan document.  The Plan is currently designed to be qualified under the applicable requirements of the Internal Revenue Code, as amended, and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

The Company is a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. (the Parent).

On December 31, 2009 the Company changed its name to Esurance Insurance Services, Inc., and the Plan was accordingly renamed the Esurance Insurance Services, Inc. 401(k) Plan effective January 1, 2010.

Administration - The Company has appointed an Administrative Committee (the Committee) to manage the operation and administration of the Plan.  The Company has contracted with MG Trust Company (MG Trust), also known as Matrix Capital Bank, to act as custodian and with Digital Retirement Solutions, Inc. (DRS) to act as the third-party administrator to process and maintain the records of participant data.  Substantially all expenses incurred for administering the Plan are paid by the Plan.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

Basis of accounting - The financial statements of the Plan are prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Forfeited accounts - Forfeited nonvested accounts, which totaled $319,206 at December 31, 2009, will be used to pay Plan expenses or to reduce future employer contributions.

Investments - Investments of the Plan are held by MG Trust and invested based solely upon instructions received from participants.  The Plan investments include the following:

•                  Various mutual funds that are actively traded on public stock exchanges at quoted market prices;

•                  The White Mountains Insurance Unitized Stock Fund (Parent company stock) which comprises common shares of the Parent that are also traded on a public stock exchange at quoted market prices, plus small amounts of non-interest-bearing cash.  The carrying value of this Fund is exactly equal to the sum of the market value of the shares held plus the face value of the cash.

•                  Wells Fargo Stable Value Fund (a Common/collective trust) that is traded over-the-counter at quoted market prices.  This fund invests 100% in a Wells Fargo Stable Return Fund, which in turn holds (a) investment contracts issued by a financial institution to provide a stated rate of return for a specified period of time, and (b) security-backed contracts comprising fixed-income securities and contract value guarantees (wrappers) provided by an outside party.  Wrappers provide contract value payments for certain participant-initiated withdrawals and transfers, a floor crediting rate, and return of fully accrued contract value at maturity.

There are several risks specific to investment contracts.  One of the primary risks involved is credit risk of the contract issuer.  Credit risk for security-backed contracts includes risks arising from potential inability of the issuer to meet the terms of the contract wrapper and the potential default of the underlying fixed-income securities.  Secondly, liquidity is limited because of the unique characteristics of investment contracts and the absence of an actively traded secondary market.  Interest rate risk is also present because rates may be fixed with these products.

The Wells Fargo Stable Value Fund is considered a fully-benefit-responsive contract.  Although all investment contracts held by a defined contribution plan are required to be reported at fair value, an adjustment from fair value to contract value is presented for fully-benefit-responsive contracts because contract value reflects the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The statements of changes in net assets available report changes in fully-benefit-responsive contracts at contract value.

•                  Plan participant loans, reported at remaining principal and accrued interest as of the reporting date, which approximates fair value.

Income recognition - Purchases and sales are recorded on a trade-date basis.  Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) summarizes the Plan’s gains and losses on investments held and investments sold during the year.

Plan transfers — Newly eligible employees transferred $94,577 into the Plan from the One Beacon 401(k) Savings and Employee Stock Ownership Plan during 2009.

Income taxes - The Plan has adopted a prototype plan that has received an opinion letter from the Internal Revenue Service.  The Company believes that the Plan is operated in accordance with, and qualifies under, the applicable requirements of the Internal Revenue Code and related state statutes, and that the trust, which forms a part of the Plan, is exempt from federal income and state franchise taxes.

Risks and uncertainties - The Plan provides for various investment options in any combination of investment securities offered by the Plan.  Investment securities are exposed to various risks, such as interest rate, market fluctuations and credit risks.  Due to the risk associated with certain investment securities, it is at least reasonably possible that changes in market values, interest rates or other factors in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Recent accounting pronouncements — In January 2010, the FASB issued Accounting Standards Update 2010-06 that expanded the required disclosures about fair value measurements.  The guidance requires: (1) separate disclosure of the amounts of significant transfers in and out of level 1 and level 2 fair value measurements along with the reasons for such transfers; (2) information about purchases, sales, issuances and settlements to be presented separately in the reconciliation for level 3 fair value measurements; (3) fair value measurement disclosures for each class of assets and liabilities, and; (4) disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either level 2 or level 3.  This guidance is effective for annual reporting periods beginning after December 15, 2009 except for (2) above, which is effective for fiscal years beginning after December 15, 2010.  Considering the Plan’s current disclosures and stable portfolio of investment securities, the Company does not believe the new guidance will materially impact the Plan’s financial statement disclosures.

NOTE 2 - FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  GAAP provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  The three levels of the fair value hierarchy under GAAP are described below:

Level 1 -                    Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 -                    Inputs to the valuation methodology include:

•                  Quoted market prices for similar assets or liabilities in active markets;

•                  Quoted prices for identical or similar assets or liabilities in inactive markets;

•                  Inputs other than quoted prices that are observable for the asset or liability;

•                  Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 -                    Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described in Note 1 may produce an estimate of fair value that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The White Mountains Insurance Unitized Stock Fund, and other mutual funds are valued based on the closing quoted stock exchange price, and the Wells Fargo Stable Value Fund is valued based on the closing quoted over-the-counter price as of the reporting date.  The participant loans are valued based on the remaining principle and accrued interest as of the reporting date, which is deemed to approximate fair value.  The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31:

	Level 1	Level 2	Level 3	Total
2009
Mutual funds:
Value Funds	$8,612,109	$—	$—	$8,612,109
Growth Funds	11,629,027	—	—	11,629,027
Debt Funds	2,265,792	—	—	2,265,792
Cash held by fund	55,897	—	—	55,897
Common/collective trust:
Fixed Income Fund	—	5,541,079	—	5,541,079
Parent company stock	232,711	—	—	232,711
Participant loans	—	—	1,218,222	1,218,222

Total assets	$22,795,536	$5,541,079	$1,218,222	$29,554,837

	Level 1	Level 2	Level 3	Total
2008
Mutual funds:
Value Funds	$5,124,029	$—	$—	$5,124,029
Growth Funds	6,601,620	—	—	6,601,620
Debt Funds	1,447,680	—	—	1,447,680
Cash held by fund	27,360	—	—	27,360
Common/collective trust:
Fixed Income Fund	—	4,342,699	—	4,342,699
Parent company stock	124,334	—	—	124,334
Participant loans	—	—	823,313	823,313

Total assets	$13,325,023	$4,342,699	$823,313	$18,491,035

The following is a reconciliation of beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) during the year ended December 31:

	2009	2008
Participant loans:
January 1	$823,313	$565,988
New loans issued	914,358	618,135
Accrued interest	65,560	57,361
Loan defaults	(79,452)	(61,005)
Loan settlements	(505,557)	(357,166)

December 31	$1,218,222	$823,313

NOTE 3 - RELATED PARTY TRANSACTIONS

Aggregate investment in Parent company common stock at December 31, 2009 and 2008 was as follows:

Date	Number of shares	Fair value
2009	701.51	$232,711
2008	465.48	$124,334

NOTE 4 - PARTICIPATION AND BENEFITS

Participant contributions - Participants may elect to have the Company contribute their eligible pre-tax or Roth after-tax compensation to the Plan up to the amount allowable under the Plan document and current income tax regulations.  Participants who elect to have the Company contribute a portion of their compensation to the Plan agree to accept an equivalent reduction in taxable compensation.  Contributions withheld are invested in accordance with the participant’s direction.  If a participant does not make an election to contribute pre-tax compensation or waive contribution, there is a Plan provision for automatic enrollment into a “moderate” portfolio at a 3% contribution level.

Participants are also allowed to make rollover contributions of amounts received from other tax-qualified employer-sponsored retirement plans.  Such contributions are deposited in the appropriate investment funds in accordance with the participant’s direction and the Plan’s provisions.

Employer contributions - The Company is allowed to make discretionary matching and profit sharing contributions as defined in the Plan and as approved by the Board of Directors.  During 2009 and 2008, the Company matched 50% of participant’s deferrals up to 6% of eligible compensation.  No discretionary profit sharing contribution has been made for the years ended December 31, 2009 or 2008.

Vesting - Participants are immediately vested in their contributions.  Participants are fully (cliff) vested in the employer’s discretionary matching and profit sharing contributions allocated to their account after three years of credited service.

Participant accounts - Each participant’s account is credited with the participant’s contribution, Plan earnings or losses and an allocation of the Company’s contributions, if any.  Allocations of the Company’s contributions are based on participant contributions or eligible compensation, as defined in the Plan.

Payment of benefits - Upon termination, the participants or beneficiaries may elect to leave their account balance in the Plan, or receive their total benefits in a lump sum.  The Plan does not allow for automatic lump sum distribution nor automatic IRA rollover of participant vested account balances.

Loans to participants - The Plan allows participants to borrow not less than $1,000 and up to the lesser of $50,000 or 50% of their vested account balance.  The loans are secured by the participant’s vested balance.  Such loans bear interest at the available market financing rates and must be repaid to the Plan within a five-year period, unless the loan is used for the purchase of a principal residence in which case the maximum repayment period is up to 30 years.  The specific terms and conditions of such loans are established by the Committee.  Outstanding loans at December 31, 2009 carry interest rates ranging from 5.25% to 10.25%.

NOTE 5 - INVESTMENTS

The following table presents the fair values of the investment funds that include 5% or more of the Plan’s net assets in either year as of December 31:

	2009	2008

Wells Fargo Stable Value Fund	$5,541,079	$4,342,699
American Funds Growth Fund R4	2,114,663	1,235,058
American Funds Bond Fund Am R4	2,101,384	1,447,680
Janus Advisor Forty Fund	1,937,371	896,172
Davis NY Venture Fund	1,883,840	1,202,550
American Funds EuroPacific R4 Fund	1,808,948	1,097,663
Black Rock S&P 500 Index Fund	1,641,668	1,013,021
MFS International New Discovery Fund	1,627,090	969,913
Thornburg International Value Fund	1,602,091	985,641
Eaton Vance large-Cap Value A Fund	1,542,560	929,861
Other funds individually less than 5% of net assets	7,754,143	4,370,777

Assets held for investment purposes	$29,554,837	$18,491,035

The Plan’s investments appreciated (depreciated) in value as follows for the years ended December 31:

	2009	2008

Mutual funds	$4,980,530	$(7,871,840)
Parent company stock	76,315	(107,124)
Common/collective trust	139,648	132,325

	$5,196,493	$(7,846,639)

NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31:

	2009	2008

Net assets available for benefits per the financial statements	$29,487,777	$18,661,392

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	11,239	(243,799)

Net assets available for benefits per Form 5500	$29,499,016	$18,417,593

The following is a reconciliation of the affected components of the changes in net assets available for benefits per the financial statements to Form 5500 for the years ended December 31:

	Amount per
	the financial		Amount per
	statements	Adjustment	Form 5500

2009 Net investment income	$5,503,610	$255,038	$5,758,648

2008 Net investment income	$(7,392,041)	$(234,872)	$(7,626,913)

NOTE 7 - PLAN TERMINATION OR MODIFICATION

The Company intends to continue the Plan indefinitely for the benefit of its participants; however, it reserves the right to terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA.  In the event the Plan is terminated in the future, participants would become fully vested in their accounts.

SUPPLEMENTAL SCHEDULES

ESURANCE INSURANCE SERVICES, INC.	EIN: 26-0034575
401(k) PLAN	PLAN #001

SCHEDULE H, LINE 4a - SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

YEAR ENDED DECEMBER 31, 2009

Totals that constitute nonexempt prohibited transactions
	Participant			Contributions	Total fully
	contributions		Contributions	pending	corrected under
	transferred late	Contributions	corrected	correction	VFCP and PTE
	to Plan	not corrected	outside VFCP	in VFCP	2002-51

*			$895

*      Late participant loan repayments included

ESURANCE INSURANCE SERVICES, INC.	EIN: 26-0034575
401(k) PLAN	PLAN #001

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2009

Description of investment including maturity date,
rate of interest, collateral, par or maturity value		Current value

Cash	Non-interest Bearing	$55,897
Wells Fargo Stable Value Fund	Common/Collective Trust	5,541,079
Davis NY Venture Fund	Mutual Fund	1,883,840
MFS International New Discovery Fund	Mutual Fund	1,627,090
Janus Advisor Forty Fund	Mutual Fund	1,937,371
American Funds Growth Fund R4	Mutual Fund	2,114,663
American Funds New World Fund R4	Mutual Fund	344,653
Eaton Vance Large Cap Value A Fund	Mutual Fund	1,542,560
American Funds Bond Fund Am R4	Mutual Fund	2,101,384
Munder Mid-Cap Core Growth A Fund	Mutual Fund	1,320,878
Oppenheimer Small & Mid Cap Value Fund	Mutual Fund	1,405,976
Thornburg International Value Fund	Mutual Fund	1,602,091
Black Rock S&P 500 Index Fund	Mutual Fund	1,641,668
Black Rock Small Cap Growth Equity A Fund	Mutual Fund	873,333
American Funds EuroPacific R4 Fund	Mutual Fund	1,808,948
* White Mountains Insurance Unitized Stock Fund	Company Stock Fund	232,711
Goldman Sachs Mid Cap Value Fund	Mutual Fund	1,218,183
DWS Dreman Small Cap Value Fund	Mutual Fund	441,086
PIMCO Total Return	Mutual Fund	164,408
AIM Real Estate Fund	Mutual Fund	478,796
* Participant loans	Interest rates ranging from 5.25% to 10.25%	1,218,222

	Total	$29,554,837

* Party-in-interest